Exhibit 10.89

CONSOL Energy Inc. Consol Plaza 1800 Washington Road Pittsburgh, PA 15241-1421

October 2, 2002

Mr. Peter B. Lilly	J. BRETT HARVEY President and Chief Executive Officer

Dear Pete:

I am please to extend the following offer to you for the position of Chief Operating Officer-Coal with CONSOL Energy Inc. The terms of the offer are as follows:

1.	Position	Chief Operating Officer (COO) - Coal

2.	Salary Offer	$380,000/year. Salaries are typically adjusted effective April of each year. Salary adjustments, Annual Incentive Compensation and Stock Option grants are all performance based. The next merit increase is expected to be April 2003 for the performance period of January 1, 2002 – December 31, 2002.

3.	Annual Incentive Compensation Opportunity	Your Annual Incentive Compensation opportunity will be at 65% of base salary. The formula to determine your Incentive Compensation award is as follows: Base annual salary (X) Incentive Comp Opportunity (X) Company performance (range is 0%-150% (X) (Individual performance (range is 0%-130%).

4.	Stock Options	Your Stock Option grant will be 80,000 Options. Vesting occurs at a rate of 25% per year and the term of the award is 10 years.

5.	Benefits	Employee Benefits packet is attached. Please contact us with any questions that you may have pertaining to our plans.

6.	Vacation	Will be granted based on total industry service. Therefore based on CONSOL Energy Inc.’s plan parameters, you will be entitled to 5 weeks vacation.

7.	Severance Pay	Will be granted based on total industry service. Our Severance Plan pays 1 week of pay for every full year worked to a maximum of 25 weeks.

8.	Moving Assistance	Relocation policy guide is included. The Human Resources Dept. will coordinate your move with Americorp Relocation Services.

9.	Vehicle Allowance	$950.00/month. Vehicle allowance policy available upon request.

10.	Country Club Membership	Will be provided at a local club under similar terms as granted for CONSOL executives.

Your anticipated start date with CONSOL is November 1, 2002.

If the foregoing meets with your approval, please so indicate by signing both copies of this Agreement and returning one copy to my attention.

Pete, I look forward to having you join our management team and welcome your contributions to CONSOL Energy’s success.

Sincerely,

/s/ J. Brett Harvey
J. Brett Harvey President and Chief Executive Officer CONSOL Energy Inc.

Agreed to as of the Date written above

/s/ Peter B. Lilly
Peter B. Lilly